                                                                  Exhibit (g)(1)

                                    AUTOMATIC

                              REINSURANCE AGREEMENT

                         (hereinafter, "the Agreement")

                                     between

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                               of Newark, Delaware

                             (hereinafter, "Cedent")

                                       And

                             RGA REINSURANCE COMPANY

                             of St. Louis, Missouri

                           (hereinafter, "Reinsurer")

                      Advanced Market Reinsurance Agreement

                             EFFECTIVE JUNE 19, 2001

                                    NYLIAC ADVANCED MARKET REINSURANCE AGREEMENT

ARTICLES                         TABLE OF CONTENTS                          PAGE
--------                         -----------------                          ----
I        Reinsurance Coverage                                                 4
II       Requirements for Automatic Reinsurance                               4
III      Requirements for Facultative Reinsurance                             5
IV       Liability                                                            6
V        Reinsurance Ceded to NYLARC                                          6
VI       Notification of Reinsurance                                          7
VII      Types of Reinsurance                                                 7
VIII     Reinsurance Premiums                                                 7
IX       Reinsurance Accounting                                               8
X        Oversights                                                          10
XI       Reductions, Terminations and Changes                                10
XII      Increase In Retention                                               11
XIII     Reinstatement                                                       12
XIV      Expenses                                                            13
XV       Claims                                                              13
XVI      Premium Tax Reimbursement                                           15
XVII     DAC Tax Requirements                                                15
XVIII    Inspection Of Records                                               17
XIX      Insolvency                                                          17
XX       Arbitration                                                         18
XXI      Parties To Agreement                                                19
XXII     Entire Agreement                                                    19
XXIII    Duration Of Agreement                                               19
XXIV     Choice of Law and Forum                                             20
XXV      Compliance with Privacy Laws                                        20
XXVI     Reinsurance Credit                                                  20

SCHEDULES
A        Policies
B        Reinsurance Premium Rates
C        Cedent's Retention Limits

EXHIBITS
--------
1        DAC Tax Calculation
2        Reinsurance Questionnaire

          ALL SCHEDULES AND EXHIBITS ATTACHED HERETO WILL BE CONSIDERED
                             PART OF THIS AGREEMENT.

                                    ARTICLE I
                              REINSURANCE COVERAGE

1. Reinsurance under this Agreement shall be individual life insurance of the type of business stated in Schedule A. Cedent shall automatically reinsure and Reinsurer shall automatically accept the life insurance for the plans and riders as stated in Schedule A that meet the requirements of Article II below. Reinsurer's liability for the risks ceded hereunder shall be based on the quota share specified in Schedule A unless a greater amount is reinsured pursuant to Article III. (Individual life insurance reinsured pursuant to Article I and II or Article III hereinafter referred to as a "Covered Policy(ies)".) Reinsurer shall hold policy year reserves based on 1/2Cx where the commutation functions are based on the 1980 CSO Table (Smoker or Non-Smoker) without select factors, and using the Frasierized method based on exact issue ages and risk classification for each of the two insureds for joint life policies.

2.   The effective date of this Agreement shall be June 19, 2001.

                                   ARTICLE II
                     REQUIREMENTS FOR AUTOMATIC REINSURANCE

Cedent shall not cede, and Reinsurer shall not accept, any individual life insurance for reinsurance under this Agreement unless it meets the following requirements:

1.   The individual risk must be a resident of the United States or Canada.

2. The individual risk must be underwritten by Cedent in accordance with Cedent's usual underwriting practices and guidelines, or arise out of a conversion from a prior term policy issued by Cedent. Conversions need not have been previously reinsured with the Reinsurer to be reinsured under this agreement. The individual must be classified as select preferred, preferred, non-smoker, select standard, standard or substandard, in accordance with those guidelines.

3. The age of the individual risk at issue must be no greater than the maximum issue age shown on Schedule A.

4. The amount of insurance issued and applied for in all insurance companies on each life must not exceed the jumbo limits shown on Schedule A.

5. The amount of insurance issued and applied for with Cedent on each life must not exceed the automatic binding limits shown on Schedule A.

6. The initial amount of life insurance on each Covered Policy must not be less than the minimum amount at issue as shown on Schedule A.

7. The issuance of the insurance must constitute the doing of business in a jurisdiction in which Cedent is properly licensed.

8. On each Covered Policy, Cedent must retain at least the percentage amount of each risk as shown in Schedule A (hereinafter referred to as the "Automatic Retained Percentage"), notwithstanding any portion of a Covered Policy that is reinsured under an agreement with New York Life Agents Reinsurance Company ("NYLARC") or MLIFE Insurance Company ("MLIFE").

                                   ARTICLE III
                    REQUIREMENTS FOR FACULTATIVE REINSURANCE

1. If the requirements for automatic reinsurance on an individual life are not met, or are met but Cedent prefers to apply for facultative reinsurance, then Cedent may apply to Reinsurer for facultative reinsurance. In order to apply for facultative reinsurance, Cedent must submit to Reinsurer complete copies of the original application, medical examiner's reports, inspection reports, attending physicians' statements plus any other papers or information that may have a bearing on the insurability of the risk.

2. After Reinsurer has examined the underwriting information submitted in accordance with Paragraph 1 above, Reinsurer shall promptly notify Cedent in writing of either a final underwriting offer for facultative reinsurance or an underwriting offer for facultative reinsurance subject to additional requirements. Either underwriting offer of facultative reinsurance on an individual life will automatically terminate on the first of the following dates:

     (a) The date Reinsurer receives notice from Cedent that Cedent has withdrawn Cedent's application for facultative reinsurance;

     (b) A date that is one hundred twenty (120) days after the date Reinsurer made the offer; or

     (c) The date specified in Reinsurer's offer.

3. If an underwriting offer made by Reinsurer in accordance with Paragraph 2 is accepted by Cedent in writing prior to the date the offer terminates, that individual life is reinsured under the terms of this Agreement.

                                   ARTICLE IV
                                    LIABILITY

1. Reinsurer's liability for automatic reinsurance on each Covered Policy will begin simultaneously with Cedent's liability.

2. Reinsurer's liability for facultative reinsurance on each Covered Policy will begin simultaneously with Cedent's liability once Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer's offer.

3. Reinsurer's liability for reinsurance on each Covered Policy will terminate when Cedent's liability terminates.

4. The initial and subsequent Reinsurance Premiums (as defined herein) must be received by Reinsurer on a timely basis as provided in Article IX for Reinsurer to maintain Reinsurer's liability for each individual risk.

5. Reinsurer agrees to accept policies backdated to December 19, 2000 for reinsurance coverage under this Agreement. However, it is agreed that Reinsurer shall not be liable for any mortality risk on such policies until June 19, 2001. When the policy is reinsured, Cedent will pay an annual premium from the policy date. Reinsurer shall be liable for proceeds paid under Cedent's conditional receipt or temporary insurance agreement for risks reinsured automatically pursuant to the terms of this Agreement. Reinsurer shall not be liable for proceeds paid under Cedent's conditional receipt or temporary insurance agreement for risks submitted on a facultative basis, where Cedent's liability for payment under the conditional receipt or temporary insurance is established before Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer's offer.

                                    ARTICLE V
                      REINSURANCE CEDED TO NYLARC OR MLIFE

In determining the amount of a Covered Policy to be reinsured under this Agreement, where the Covered Policy is reinsured under an agreement between either NYLARC or MLIFE and Cedent, the net amount of any reinsurance eligible to be assumed by NYLARC or MLIFE and not retroceded back to New York Life Insurance and Annuity Corporation ("NYLIAC") will first be deducted and then the terms of
Article I through III
and Schedule A will be applied to the remainder to determine the amount of reinsurance.

The amount of reinsurance assumed by NYLARC or MLIFE and not retroceded back to NYLIAC will be 25% of the net amount at risk of each eligible Covered Policy up to a maximum amount of $250,000 per life. Generally, if 25% of the net amount at risk of a Covered Policy issued on an individual life is greater than $250,000, the difference between such amounts will be retroceded to NYLIAC and will be reinsured under this Agreement. This Article will not apply to any Covered Policy until the reinsurance agreement between NYLARC or MLIFE and Cedent becomes effective with respect to that Covered Policy. The following policies or riders are not eligible for reinsurance with NYLARC (these limitations are not applicable to MLIFE):

     A. Policies or riders which are initially Substandard or rated (i.e. prior to shaving program)

     B.   Policies or riders issued to insureds under age 15 or over age 65.

                                   ARTICLE VI
                           NOTIFICATION OF REINSURANCE

Within thirty-one (31) days after the end of each calendar quarter, Cedent will send Reinsurer an in force listing of all Covered Policies reinsured under this Agreement.

                                   ARTICLE VII
                              TYPES OF REINSURANCE

1. Automatic reinsurance under this Agreement shall be on a yearly renewable term basis, based on the net amount at risk. The net amount at risk shall be the death benefit under the Covered Policy less the total cash value.

2. If requested, Cedent shall furnish Reinsurer with a copy of each policy form, form of rider and rate book that applies to the life insurance reinsured.

                                  ARTICLE VIII
                              REINSURANCE PREMIUMS

1. The premium for each Covered Policy reinsured pursuant to this Agreement will be: (a) the quota share shown on Schedule A; multiplied by (b) the reinsurance premium rate calculated in accordance with Schedule B applied to the net amount at risk (hereinafter, the "Reinsurance Premium").

2. For technical reasons relating to the uncertain status of deficiency reserve requirements, the reinsurance premium rates shown in Schedule B cannot be guaranteed for more than one year. However, Reinsurer anticipates continuing to accept premiums on the basis of the reinsurance premium rates as described in Schedule B for reinsurance ceded. If Reinsurer deems it necessary to increase reinsurance premium rates, such increased rates shall not be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

3. Reinsurer shall notify Cedent of its intention to change the reinsurance premium rates by giving ninety (90) days written notice. Reinsurer and Cedent will have this ninety (90) day period to negotiate a change in the rates. Any rate change that is agreed to will take effect at the end of this period. Should no agreement be reached by the end of this period, Cedent shall have the right to terminate this Agreement and recapture all or part of the reinsurance ceded under this Agreement by providing ninety
     (90) days written notice of termination. During the ninety (90) day termination notice period, premiums shall be calculated based on the current premium rate. With respect to any notice given under this Paragraph, the day the notice is deposited in the mail addressed to the home office or to an officer of the party receiving such notice will be the first day of the ninety (90) day period.

                                   ARTICLE IX
                             REINSURANCE ACCOUNTING

1.   PAYMENT OF REINSURANCE PREMIUMS

     A. Cedent shall prepare and submit to Reinsurer a monthly statement, either electronically or by regular U.S. postal service, which will provide the pertinent policy premium details in a mutually agreed upon report format, within thirty (30) days following the last day of the same calendar month. The net monthly premiums due will be (i) the balance of the monthly Reinsurance Premiums due on reinsurance in force at the end of the immediately preceding calendar month plus (ii) Reinsurance Premiums due on new business reinsured during the current month, minus (iii) the refunds of Reinsurance Premiums due Cedent on deaths, lapses and changes, plus or minus (iv) Reinsurance Premiums adjustments due to a misstatement of age or sex, without interest.

     B. If the monthly statement shows a net Reinsurance Premium balance is payable to Reinsurer, Cedent shall remit this amount due Reinsurer within thirty (30) days. If the amount is not paid within the prescribed period, the premiums for all of the reinsurance risks listed on the statement will be delinquent.

     C. If the monthly statement shows a net Reinsurance Premium balance is payable to Cedent, Reinsurer shall remit Reinsurer's payment to Cedent within thirty (30) days after receiving Cedent's statement.

2.   TERMINATION BECAUSE OF NON-PAYMENT OF PREMIUMS

     When Reinsurance Premiums are delinquent, Reinsurer shall have the right to terminate the reinsurance risks on the statement by giving Cedent thirty
     (30) days' written notice. As of the close of this thirty (30) day period all of Reinsurer's liability will terminate for:

     A.   The risks described in the preceding sentence, and

     B. The risks where the Reinsurance Premiums became delinquent during the thirty (30) day period.

     Regardless of these terminations, Cedent will continue to be liable to Reinsurer for all unpaid Reinsurance Premiums earned by Reinsurer. Cedent agrees that Cedent will not force termination under this provision solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

3.   REINSTATEMENT OF A DELINQUENT STATEMENT.

     Cedent may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid Reinsurance Premiums for the risks in force prior to the termination. However, Reinsurer will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day that Reinsurer receives the required back Reinsurance Premiums.

4.   CURRENCY.

     The Reinsurance Premiums and claims payable under this Agreement will be payable in the lawful money of the United States.

5.   OFFSET

     Any debts or credits incurred on and after June 19, 2001 in favor of or against either Cedent or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

6.   BALANCES IN DEFAULT

     Reinsurer reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the first business day in January prior to the due date of the premium when renewal premiums are not paid within sixty (60) days of the due date or premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

                                    ARTICLE X
                                   OVERSIGHTS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

                                   ARTICLE XI
                      REDUCTIONS, TERMINATIONS AND CHANGES

1. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement where full medical underwriting evidence according to Cedent's regular underwriting rules is not required, the insurance will continue to be reinsured with Reinsurer.

2.   If the insurance reinsured under this Agreement increases and

     A. The increase is subject to new underwriting evidence, the provisions of Article I and II or Article III shall apply to the increase in reinsurance.

     B. The increase is not subject to new underwriting evidence, Reinsurer will accept automatically the increase in reinsurance but not to exceed Reinsurer's automatic binding limit.

3. If the insurance reinsured under this Agreement is increased or reduced, the reinsurance for each policy involved will be proportionately increased or reduced on the effective date of increase or reduction.

4. If any portion of the total insurance retained by Cedent on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life will also be reduced or terminated. Cedent will reduce Cedent's reinsurance by applying the retention limits that were in effect at the time the policy was issued. Cedent will not be required to retain an amount in excess of Cedent's regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

     Cedent must first reduce the reinsurance of the insurance that has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be terminated or reduced will be determined by chronological order in which the reinsurance was first reinsured.

5. If the insurance for a risk is shared by more than one reinsurer, Reinsurer's percentage of the increased or reduced reinsurance will be the same as Reinsurer's percentage of the initial reinsurance of each policy.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the policy involved will be terminated on the effective date of termination.

7. On facultative reinsurance, if Cedent wishes to reduce the mortality rating, this reduction will be subject to the facultative provisions of this Agreement.

8. Reinsurer will refund to Cedent all unearned reinsurance premiums, arising from reductions, terminations and changes as described in this Article.

                                   ARTICLE XII
                              INCREASE IN RETENTION

1. If Cedent should increase Cedent's Retention Limits shown in Schedule C, Cedent shall give Reinsurer prompt written notice of this increase.

1. Cedent will have the option to recapture a portion of the reinsurance under this Agreement when Cedent's Retention Limits increase.

          A. Automatic Cessions: The recapture will be effected through a proportional increase in Cedent's Automatic Retained Percentage, defined in Article II Section 8. The increase in the Automatic Retained Percentage will be proportionate to the increase in Cedent's Retention Limit for the corresponding issue ages.

          B. Facultative Cessions: The recapture will be effected through a proportional increase in Cedent's Facultative Retained Percentage, defined as the percentage of the total net amount at risk on the policy that the ceding company retains at policy issue. The increase in the Facultative Retained Percentage will be proportionate to the increase in Cedent's Retention Limit for the corresponding issue ages.

     Cedent may exercise Cedent's option to recapture by giving Reinsurer ninety
     (90) days prior written notice of such recapture.

3.   If Cedent exercises this option to recapture, then

     A. Cedent must reduce the reinsurance on each individual life on which Cedent retained its Automatic Retained Percentage or Facultative Retained Percentage that was in effect on this treaty at the time of the increase in retention limit.

     B. If an individual life is shared by more than one reinsurer, Reinsurer's percentage of the reduced reinsurance will be the same as Reinsurer's percentage of the initial reinsurance on the individual life.

4. The reduction of reinsurance will become effective on the later of the following dates:

     A. The policy anniversary date immediately following the effective date of Cedent's increase in Retention Limits.

     B. The number of years stated in Schedule A starting with the original policy date shown on Cedent's listing.

                                  ARTICLE XIII
                                  REINSTATEMENT

If a Covered Policy lapses for nonpayment of premium and is reinstated under Cedent's terms and rules, the reinsurance will be reinstated by Reinsurer. Cedent must pay Reinsurer all back Reinsurance Premiums in the same manner as Cedent received insurance premiums under Cedent's policy. If Reinsurer is requested to reinstate a policy that was originally ceded to Reinsurer on a facultative basis, then Cedent must submit the policy and associated papers concerning the individual's insurability to Reinsurer to be underwritten and approved for the reinsurance to be reinstated if:

1.   the policy lapsed for six months or longer, or

2.   Cedent seeks additional underwriting information, or

3.   Cedent reinsures 100% of the policy.

If the above conditions are not present, Cedent may automatically reinstate a policy that was originally ceded to Reinsurer on a facultative basis.

                                   ARTICLE XIV
                                    EXPENSES

Cedent shall pay the expense of all medical examinations, inspection fees and other underwriting expenses in connection with the issuance of the insurance.

                                   ARTICLE XV
                                     CLAIMS

1. Reinsurer shall pay Reinsurer's quota share of any claim under a Covered Policy within a reasonable time after Cedent submits the claim to Reinsurer. Reinsurer shall make payment to Cedent in a single sum regardless of Cedent's mode of settlement.

2. All reinsurance claim settlements made in accordance with Paragraph 1 above will be subject to the terms and conditions of the Covered Policy under which Cedent is liable.

3. When Cedent is advised of a claim for insurance benefits reinsured under this Agreement, Cedent must promptly notify Reinsurer.

4. If a claim is made under a Covered Policy reinsured under this Agreement, Reinsurer will abide by the issue as it is settled by Cedent. The maximum benefit payable to Cedent under each Covered Policy is the amount specifically reinsured with Reinsurer. When Cedent requests payment of the reinsurance proceeds, Cedent must deliver a copy of the proof of death, proof of payment and the claimant's statement to Reinsurer.

5.   A.   Cedent must promptly notify Reinsurer of Cedent's intent to contest insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. Reinsurer shall participate in the contest or assertion of defenses unless Reinsurer notifies Cedent promptly that Reinsurer declines to participate. If Cedent's contest of such insurance results in the reduction of Cedent's liability, Reinsurer will share in this reduction. Reinsurer's percentage of the reduction will be Reinsurer's net amount of risk on the individual life as it relates to Cedent's total net amount at risk on the date of the death of the insured.

     B. If Reinsurer should decline to participate in the contest or assertion of defenses, Reinsurer will then release all of Reinsurer's liability
          (i) by paying Cedent the full amount of reinsurance as if there had been no contest, compromise or litigation of a claim, and Reinsurer's proportionate share of covered expenses incurred to the date, from the date Reinsurer notifies

          Cedent that Reinsurer declined to be a party, and (ii) by not sharing in any subsequent reduction in liability.

6. If the amount of insurance provided by a Covered Policy reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, Reinsurer will share with Cedent in this increase or reduction. Reinsurer's share of this increase or reduction will be the percentage that Reinsurer's net liability relates to Cedent's total net liability, immediately prior to this increase or reduction.

7. Cedent shall pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

8. Reinsurer shall share with Cedent all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net sum at risk for both parties. However, if Reinsurer has released Reinsurer's liability under Paragraph 5 of this Article, Reinsurer will not share in any expenses incurred after Reinsurer's date of release.

9. Notwithstanding anything contained in this Article to the contrary, Reinsurer will pay Reinsurer's proportionate share of a judgment which includes extra-contractual damages awarded against Cedent in a lawsuit arising out of a contested claim unless Reinsurer has declined to participate in the contest pursuant to Paragraphs 5A and 5B of this article.

     The extent of Reinsurer's liability for extra-contractual damages, however, exclude those damages assessed against Cedent as a result of acts, omissions or a course of conduct committed by Cedent and/or Cedent's agents, other than those that arise out of the investigation processing and settlement of claims in connection with insurance reinsured under this Agreement.

10. If either a misrepresentation or misstatement on an application or a death of an insured by suicide results in Cedent returning the policy premiums to the policy owner rather than paying the policy benefits, Reinsurer will refund all of the Reinsurance Premiums Reinsurer received on that policy to Cedent. This refund given by Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement.

                                   ARTICLE XVI
                            PREMIUM TAX REIMBURSEMENT

Reinsurer shall not reimburse Cedent for any premium taxes Cedent may be required to pay with respect to reinsurance hereunder.

                                  ARTICLE XVII
                              DAC TAX REQUIREMENTS

1. In accordance with Treasury Regulations Section 1.848-2(g)(8), Cedent and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code (the "IRC"). This election shall be effective for the calendar year in which this Agreement commenced and for all subsequent taxable years for which this Agreement remains in effect.

2. All uncapitalized terms used herein shall have the meanings set forth in the regulations under section 848 of the IRC.

3. Any party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the IRC.

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

5. Cedent shall submit a schedule in the format specified in Exhibit 1 to Reinsurer by March 1 of each year of Cedent's calculations of the net consideration under this Agreement for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of Cedent stating that Cedent will report such net consideration in its Federal income tax return for the preceding calendar year.

6. Reinsurer may contest such calculation by providing an alternative calculation to Cedent in writing within thirty (30) days of Reinsurer's receipt of Cedent's calculation. If Reinsurer does not notify Cedent within such time that it contests the calculation, Reinsurer shall report the net consideration as determined by Cedent in Reinsurer's tax return for the previous calendar year.

7. If Reinsurer contests Cedent's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If the parties reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its Federal income tax return for the previous calendar year. If during such period, Cedent and Reinsurer are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing, satisfactory to Cedent and Reinsurer (who shall not have any material relationship with Cedent or Reinsurer) promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants), this Agreement and the calculations of Cedent and Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in Cedent's calculation as to which Reinsurer has disagreed.

     Such independent accountants shall deliver to Cedent and Reinsurer, as promptly as practicable (but no later than sixty (60) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in Cedent's calculation delivered pursuant to Paragraph 5 and the amount thereof in Reinsurer's calculation delivered pursuant to Paragraph 6. Such report shall be final and binding upon Cedent and Reinsurer. The fees, costs and expenses of such independent accountants shall be borne (i) by Cedent if the difference between the net consideration as calculated by the independent accountants and Cedent's calculation delivered pursuant to Paragraph 5 is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer's calculation delivered pursuant to Paragraph 6,
     (ii) by Reinsurer if the first such difference is less than the second such difference; and (iii) otherwise equally by Cedent and Reinsurer.

8. Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations
     Section 1.848-2(g)(8).

9. Reinsurer represents and warrants that it is subject to United States taxation under Subchapter L of the IRC.

10. Reinsurer shall complete a Reinsurance Questionnaire in the format specified in Exhibit 2 and submit it to Cedent by May 1st of each calendar year.

                                  ARTICLE XVIII
                              INSPECTION OF RECORDS

Reinsurer shall have the right, at any reasonable time, to inspect Cedent's books and documents that relate to Cedent's reinsurance under this Agreement.

                                   ARTICLE XIX
                                   INSOLVENCY

1. If Cedent becomes insolvent, all of the reinsurance due Cedent will be paid in full directly to Cedent or Cedent's liquidator (receiver or statutory successor) on the basis of Cedent's liability under the policy or policies reinsured, without diminution because of Cedent's insolvency.

2. If Cedent becomes insolvent, the liquidator, receiver or statutory successor will give Reinsurer written notice of a pending claim against Cedent for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, Reinsurer may investigate this pending claim and interpose in Cedent's or Cedent's liquidator's, receiver's or statutory successor's name, but at Reinsurer's own expense, any defense or defenses which Reinsurer may believe available to Cedent or Cedent's liquidator, receiver or statutory successor.

3. The expenses incurred by Reinsurer will be chargeable, subject to court approval, against Cedent as part of the expense of liquidation, to the extent of the proportionate share of the benefit that may accrue to Cedent solely as a result of the defense undertaken by Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to this claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Cedent.

4. In the event of Reinsurer's insolvency, as determined by the department of insurance responsible for such determination, all reinsurance ceded under this Agreement may be recaptured immediately by Cedent without penalty effective as of the day prior to the earlier of Reinsurer's becoming insolvent or the date of such determination by the said department of insurance.

5. Where two or more reinsurers are members of a pool of reinsurers established hereby, the insolvency of one reinsurer shall not be deemed to abrogate this Agreement with respect to the other reinsurers.

                                   ARTICLE XX
                                   ARBITRATION

1. If the parties cannot mutually resolve a dispute or claim arising out of or in connection with this Agreement, including the formation or validity thereof, and whether arising during or after the period of this Agreement, the dispute or claim shall be settled by arbitration. The arbitrators shall have the authority to interpret this Agreement and in doing so shall consider the customs and practices of the life insurance and life reinsurance industries. The arbitrators shall have the authority to interpret this Agreement as an honorable engagement, and without regard to the law of any particular jurisdiction. To initiate arbitration, either party shall notify the other party by facsimile or by overnight delivery of its desire to arbitrate, stating the nature of the dispute and the remedy sought (the "Notice of Arbitration"). The party to which the notice is sent shall respond to the notification in writing within ten (10) business days of receipt.

2. Arbitration shall be conducted by three arbitrators who shall be current or past officers of life insurance companies other than the contracting companies or their affiliates. Each party shall appoint one arbitrator, and serve written notice of the appointment upon the other party, within thirty
     (30) business days after the date of delivery of the Notice of Arbitration. The two arbitrators so appointed shall select the third arbitrator within thirty (30) business days after the date of appointment of the second arbitrator to be appointed.

3. In the event either party fails to choose an arbitrator within thirty (30) business days, as provided in Paragraph 2, the party which has given written notice may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration.

4. If the two arbitrators appointed in accordance with Paragraph 2 or Paragraph 3 are unable to agree upon the selection of a third arbitrator within thirty (30) business days after the appointment of the second arbitrator to be appointed, each arbitrator shall nominate three candidates within ten (10) business days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

5. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of delivery of Notice of Arbitration.

6. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case.

     The two parties will share equally in the cost of the third arbitrator. The arbitration hearing will be held in New York City.

7. The award agreed to by the arbitrators will be final and binding, and judgment may be entered upon it in any court having jurisdiction. The arbitrators shall not award punitive damages.

                                   ARTICLE XXI
                              PARTIES TO AGREEMENT

This is an Agreement solely between Cedent and Reinsurer. There will be no legal relationship between Reinsurer and any person having an interest of any kind in any Covered Policy.

                                  ARTICLE XXII
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and there are no understandings between the parties other than as expressed in this Agreement.

2. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

                                  ARTICLE XXIII
                              DURATION OF AGREEMENT

1. This Agreement may be terminated as to new business, with respect to the percentage participation in the risks reinsured hereunder by Reinsurer, as set forth in Schedule A, at any time by either party giving ninety (90) days' written notice of termination. The day the notice is deposited in the mail addressed to the home office or to an officer of either party will be the first day of the ninety (90) day period. During the ninety (90) day period, new Covered Policies shall be reinsured under this Agreement pursuant to Articles I and II or Article III. Reinsurer's acceptance will be subject to the terms of this Agreement and Cedent's payment of Reinsurance Premiums.

2. This Agreement may be terminated immediately as to new business by either party if the other party materially breaches this Agreement. The Cedent may also immediately recapture reinsurance and unearned reinsurance premiums under this Agreement if either (a) the Reinsurer's Authorized Control Level
     (ACL) risk-based capital ratio, as defined for Annual Statement years 1999 and following by NAIC at its December 1992 meeting, falls below two hundred percent (200%) at the end of any quarterly accounting period or (b) the Reinsurer shall be required by their State Insurance Department to file a plan of action responding to the negative trend in such ratio, in accordance with applicable insurance regulations ("Negative Trend Plan").

     The Reinsurer agrees to report its ACL risk-based capital ratio to the Cedent annually. The Reinsurer agrees to notify the Cedent in the event that the Reinsurer's ACL risk-based capital ratio should fall below two hundred percent (200%) or it should be required to file a Negative Trend Plan.

3. After termination, Reinsurer will be liable for all automatic reinsurance which becomes effective prior to termination of this Agreement, and also for all facultative reinsurance approved by Reinsurer based upon applications Reinsurer received prior to termination of this Agreement.

4. If Cedent and Reinsurer are unable to reach an agreement regarding a change in the reinsurance premium rates pursuant to Paragraph 3 of Article VIII, Cedent may terminate this Agreement and recapture all or part of the reinsurance ceded under this Agreement in accordance with Paragraph 3 of
     Article VIII.

                                  ARTICLE XXIV
                             CHOICE OF LAW AND FORUM

New York law shall govern the terms and conditions of the Agreement.

                                   ARTICLE XXV
                          COMPLIANCE WITH PRIVACY LAWS

Except as required by law, the Reinsurer will not disclose Information to third parties without the consent of the Cedent; however, the Cedent acknowledges that the Reinsurer may, in the normal course of its business, share Information with other insurance and reinsurance companies ("Retrocessionaires") to the extent necessary to retrocede risk to the Retrocessionaires, so long as the Retrocessionaires have agreed to maintain the confidentiality of the Information on terms substantially similar to this Agreement.

                                  ARTICLE XXVI
                               REINSURANCE CREDIT

It is the intention of Reinsurer and Cedent that Cedent qualify for reinsurance credit for reinsurance ceded under this Agreement. Reinsurer, at its sole cost and expense, shall do all that is necessary to comply with all applicable insurance laws and regulations to enable Cedent to take credit for the reinsurance ceded under this Agreement.

                           IN WITNESS WHEREOF the said
                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                                     and the
                             RGA REINSURANCE COMPANY

have by their respective officers executed and delivered these presents in duplicate on the date shown below.

NEW YORK LIFE INSURANCE                 NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION                 AND ANNUITY CORPORATION


Signed at                               Signed at
          ---------------------------             ------------------------------


By                                      By
   ----------------------------------      -------------------------------------
   Its authorized representative           Its authorized representative

Title                                   Title
      -------------------------------         ----------------------------------
Date                                    Date
     --------------------------------        -----------------------------------


RGA REINSURANCE COMPANY                 RGA REINSURANCE COMPANY


Signed at                               Signed at
          ---------------------------             ------------------------------


By                                      By
   ----------------------------------      -------------------------------------
   Its authorized representative           Its authorized representative

Title                                   Title
      -------------------------------         ----------------------------------
Date                                    Date
     --------------------------------        -----------------------------------

                                   SCHEDULE A
                                    POLICIES

1.   DESCRIPTION OF LAYERS:

     The reinsurance coverage is divided into three layers as follows:

     Layer 1 is ceded on a quota share basis. It applies to the first $_____of Net Amount at Risk.

     Layer 2 is entirely retained by the cedent. It starts at the end of layer 1 and continues until Cedent has filled its entire retention limit on the risk. Where layer 2 ends will vary depending on the amount of prior coverage retained on the risk. Layer 2 could be zero (if Cedent has filled its retention in Layer 1). Cedent retention limits are shown in Schedule C.

     Layer 3 starts at the end of layer 2. Cedent retains none of layer 3. The maximum size of Layer 3 (of which Reinsurer will receive a percentage) is shown in the tables below. Note: for ages 86-90, layer three does not exist.

1a.  CEDED PERCENTAGES OF EACH LAYER ON A GIVEN RISK - SINGLE LIFE:

 Age    Layer 1   Layer 2   Layer 3 Percent/Max Total Size
-----   -------   -------   ------------------------------
0-65     _____%    _____%          _____% / $_____
66-75    _____%    _____%          _____% / $_____
76-85    _____%    _____%          _____% / $_____
86-90    _____%    _____%                N/A                 (ARROW) Single Life ages 86-90 are
                                                                       for UL only

     CEDED PERCENTAGES OF EACH LAYER ON A GIVEN RISK - JOINT LIFE:

Age     Layer 1   Layer 2       Layer 3
-----   -------   -------   ---------------
0-65     _____%    _____%   _____% / $_____
66-75    _____%    _____%   _____% / $_____
76-85    _____%    _____%   _____% / $_____
86-90    _____%    _____%         N/A

1b.  RETAINED PERCENTAGES OF EACH LAYER ON A GIVEN RISK - SINGLE LIFE:

 Age    Layer 1   Layer 2    Layer 3
-----   -------   -------   ---------
0-65     _____%    _____%      _____%
66-75    _____%    _____%      _____%
76-85    _____%    _____%      _____%
86-90    _____%    _____%        N/A

     RETAINED PERCENTAGES OF EACH LAYER ON A GIVEN RISK - JOINT LIFE:

 Age    Layer 1   Layer 2    Layer 3
-----   -------   -------   --------
0-65     _____%    _____%     _____%
66-75    _____%    _____%     _____%
76-85    _____%    _____%     _____%
86-90    _____%    _____%       N/A

2.   Type of Business:             Individual and joint life Universal Life and
                                   Variable Universal Life policies, and
                                   attached Supplementary Term Rider (STR),
                                   Scheduled Term Increasing Rider (STIR), and
                                   Living Benefits Rider (LBR)

3.   Plans of Insurance:           AD 101 Pinnacle UL, VUL, SUL, SVUL (plus STR,
                                   STIR and LBR riders attached to the base policy)

4.   Maximum Issue Age:            85 for VUL, 90 for UL, 90 for joint life

5.   Jumbo Limit:                  $_____

6.   Automatic Binding Limit -     $_____ per life for issue ages to age 65;
     Single Life:                  $_____ per life for issue ages 66 to 75;
                                   $_____ per life for issue ages 76 to 85;
                                   $_____ for ages 86 to 90.

     Automatic Binding Limit -     $_____ for issue ages to age 65;
     Joint Life*:                  $_____ for issue ages 66 to 75;
                                   $_____ for issue ages 76 to 85;
                                   $_____ for issue ages 86 and over.
                                   (Based on younger insured.)

     *Based on younger insured.

7.   Minimum Amount at Issue:      $_____ for single life cases,
                                   $_____ for joint life cases

8.   Recapture Period:             10 Years (Single Life)
                                   20 Years (Joint Life)

                                   SCHEDULE B
                            REINSURANCE PREMIUM RATES

1A.  REINSURANCE PREMIUMS FOR SINGLE LIFE CASES

     The reinsurance premium rate per $1,000 of face amount ceded shall be found in the tables attached hereto. Reinsurance premiums shall be calculated as follows:

     Reinsurance Premiums = Rate per $1,000 x Face Amount Ceded/1,000.

     Slightly substandard insureds who qualify will be considered standard as noted in section 2a below. More seriously substandard insureds, and non-qualifying Table 2, 3 and 4 insureds, will use standard rates adjusted as noted in section 3a below. Flat extra premiums will be applied to this reinsurance premium as also shown in section 3a below.

     Term conversion policies will use point-in-scale rates with a _____% first year discount. Term conversions will be limited to policies which are within 5 years of issue.

1B.  REINSURANCE PREMIUMS FOR JOINT LIFE CASES

     Reinsurance premiums will be calculated using the following methodology. First, mortality rates for each insured shall be retrieved from the SOA 75/80 Select and Ultimate mortality tables based on each insured's age, sex and duration. Next, the appropriate multiplicative risk class factor from the following table will be applied to this rate.

                                   Duration
                                -------------
                                  1       2+
                                -----   -----
Select Preferred (Non-Smoker)   _____%  _____%
Preferred (Non-Smoker           _____%  _____%
Standard Non-Smoker             _____%  _____%
Select Standard (Smoker)        _____%  _____%
Standard Smoker                 _____%  _____%

     (Slightly substandard insureds will be considered Standard as noted in section 2b below. More seriously substandard insureds, and non-qualifying Table 2, 3 and 4 insureds, will use standard rates adjusted as noted in section 3b below.) These individual rates will then be Frasierized to come up with a single mortality rate for the policy. This rate shall be the charge per $1,000 of face amount ceded. Total reinsurance premiums shall be calculated as follows:

     Reinsurance Premium = Rate per $1,000 x Face Amount Ceded/1,000.

     Term conversion policies will use % of new issue rates with a % first year discount. Term conversions will be limited to policies which are within 5 years of issue.

     The net rates in all years will be a minimum of $_____/$1,000.

     Flat extra premiums will be applied to this reinsurance premium as shown in section 3b below.

2A.  SINGLE LIFE SHAVING PROGRAM ADJUSTMENT

     The following lives will be reduced to Standard Non-smoker:

     Table 2, 3 and 4 Non-smokers Standard Non-smokers with a medical flat extra up to $_____ Standard Non-smokers with a non-medical flat extra up to $_____

     The following lives will be reduced to Standard Smoker:

     Table 2, 3 and 4 Smokers Standard Smokers with a medical flat extra up to $_____ Standard Smokers with a non-medical flat extra up to $_____

     Binding and Jumbo Limits

          Issue Ages   Limit
          ----------   -----
Binding   0-65         $____
          66-80        $____
Jumbo     0-80         $____

     Additional Limitations for inclusion in Shaving Pool arrangement Maximum issue age is 80. No cases that present an alcohol, drug or criminal risk.

2B.  JOINT LIFE SHAVING PROGRAM ADJUSTMENT

     The following lives will be reduced to Standard Non-smoker:

     Table 2, 3 and 4 Non-smokers Standard Non-smokers with a medical flat extra up to $_____ Standard Non-smokers with a non-medical flat extra up to $_____

     The following lives will be reduced to Standard Smoker:

     Table 2, 3 and 4 Smokers Standard Smokers with a medical flat extra up to $ Standard Smokers with a non-medical flat extra up to $_____

     Binding and Jumbo Limits

          Issue Ages   Joint
          ----------   -----
Binding   0-65         $____
          66-75        $____
          76-80        $____
Jumbo     0-80         $____

     Additional Limitations for inclusion in Shaving Pool arrangement

     Maximum issue age is 80. No cases that present an alcohol, drug or criminal risk.

3A. SUBSTANDARD TABLE 5-13 (AND NON-QUALIFYING TABLE 2-4) AND FLAT EXTRA ADJUSTMENTS FOR SINGLE LIFE POLICIES

     For individual insureds in tables 5 through 13, and individual insureds in tables 2-4 who do not qualify for the Shaving Pool adjustment, the premium rate will be:

     The premium rate for a standard insured (non-smoker or smoker as appropriate), multiplied by the appropriate factor from the following tables based on the substandard insured's table rating.

Automatic Cessions (NYL Table)
------------------------------
        Non-Smoker   Smoker
Table     Factor     Factor
-----   ----------   ------
2
3
4
5
6
7
8
9
10
11
12
13

Facultative Cessions
--------------------
   Table   Factor
   -----   ------
     1
     2
     3
     4
     5
     6
     7
     8
     9
    10
    11
    12
    13
    14
    15
    16

     The total premium remitted to the reinsurer will include the flat extra premium minus a % allowance.

3B. SUBSTANDARD TABLE 5-13 (AND NON-QUALIFYING TABLE 2-4) AND FLAT EXTRA ADJUSTMENTS FOR JOINT LIFE POLICIES

     For individual insureds in tables 5 through 13, and individual insureds in tables 2-4 who do not qualify for the Shaving Pool adjustment, the mortality rate will be:

     The mortality rate for a standard insured (non-smoker or smoker as appropriate), multiplied by the appropriate factor from the following tables based on the substandard insured's table rating.

Automatic Cessions (NYL Table)
------------------------------
        Non-Smoker   Smoker
Table     Factor     Factor
-----   ----------   ------
  2
  3
  4
  5
  6
  7
  8
  9
 10
 11
 12
 13

    Facultative Cessions
---------------------------
             Non-Smoker   Smoker
Table          Factor     Factor
----------   ----------   ------
          1
          2
          3
          4
          5
          6
          7
          8
          9
         10
         11
         12
         13
         14
         15
         16
Uninsurable

     Constant Extra Deaths Limitation: At the later of attained age 65 or duration 20, but not to exceed attained age 100, take a difference between standard and substandard rates and apply it as an additive factor for all the later durations (i.e. constant extra deaths at this point.)

     Overall Limitation: All individual mortality rates shall be limited to.

     The total premium remitted to the reinsurer will include the flat extra premium minus the allowances shown in the table below:

Term of flat extra   Year 1   Years 2+
------------------   ------   --------
0-5 years            _____%    _____%
6+ years             _____%    _____%

4.   RENEWAL OF INSURANCE

     The renewal of insurance shall be considered as a continuation of the original insurance for the purpose of calculating future reinsurance premiums.

                                   SCHEDULE C
                            CEDENT'S RETENTION LIMITS

                                   Additional Amount at the
                                    Discretion of the Chief
                Ages   Amount             Underwriter
               -----   ------      ------------------------
Single Life    0-65     $___                  N/A
               66-75    $___                 $___
               76+      $ 5                  $___

                                   Additional Amount at the
                                    Discretion of the Chief
                Ages   Amount             Underwriter
               -----   ------      ------------------------
Joint Life *   0-65     $___                  N/A
               66-75    $___                 $___
               76+      $___                 $___

*    based on the younger insured.

                                    EXHIBIT 1
                               DAC TAX CALCULATION

CEDING COMPANY: NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

ASSUMING COMPANY: ___________________________

DATE: _______________

DAC TAX - DEDUCTIONS FROM GROSS PREMIUM

DAC TAX CALCULATION AMOUNT

GROSS PREMIUM

LESS:

DEDUCTIONS FROM GROSS PREMIUMS

Commissions
Death Claims
Claim Interest
Premium Taxes
Claim Investigation Expense
Claim Legal Expense
Waiver Claims
Surrenders
Experience Refunds
Admin Fee
Fee Income
Miscellaneous Interest
Dividends
Termination Dividends
Productions Bonus
Reserve Adjustments
Other (specify)

TOTAL DEDUCTIONS

NET CONSIDERATIONS

Please sign below confirming agreement with net considerations or provide an alternate calculation within 30 days


------------------------------------
             Signature

------------------------------------
            Type or Print Name

------------------------------------
                Title

------------------------------------
                Date

                                    EXHIBIT 2
                            REINSURANCE QUESTIONNAIRE
                      FOR FEDERAL INCOME TAX DETERMINATIONS

The purpose of this questionnaire is to secure sufficient information to allow New York Life Insurance and Annuity Corporation ("NYLIAC") to account properly under the federal income tax rules for the reinsurance transactions you have with NYLIAC. Please provide NYL with the following information:

1.   Are you either

     (a) a company that is subject to U.S. taxation directly under the provisions of subchapter L of chapter 1 of the Internal Revenue Code (i.e., an insurance company liable for filing Form 1120L or Form 1120-PC), or

     (b) a company that is subject indirectly to U.S. taxation under the provisions of subpart F of subchapter N of chapter 1 of the Internal Revenue Code (i.e., a "controlled foreign corporation" with the meaning of Internal Revenue Code Section 957)?

     Answer: _____ Yes   _______ No

2. If your answer to 1. is no, have you entered into a closing agreement with the Internal Revenue Service to be subject to U.S. taxation with respect to reinsurance income pursuant to Treasury Regulation Section
     1.848-2(h)(2)(ii)(B)?

     Answer: _____ Yes   _______ No

             (If your answer is yes, please provide a copy of the closing agreement.)

Company Name:
              ---------------------

Signed by:
              ---------------------

Title:
              ---------------------

Date:
              ---------------------